Exhibit 99.1
FOR IMMEDIATE RELEASE
Video Display Releases Results of Operations for Fiscal 2007
ATLANTA — June 13, 2007 — Video Display Corporation (NASDAQ:VIDE) today reported that revenues for the fourth quarter of fiscal 2007 ended February 28, 2007 increased by $0.8 million or 3.8% over the fourth quarter of fiscal 2006 to $21.2 million. The Company reports a net profit of $0.46 million, or $0.04 per fully diluted share, for the fourth quarter ended February 28, 2007 compared to a net loss of $1.5 million, or ($.15) per fully diluted share, for the fourth quarter ended February 28, 2006.
Revenues for the fiscal year ended February 28, 2007 decreased $1.9 million or 2.3% from the fiscal year ended February 28, 2006. Net income was $1.6 million, or $.16 per fully diluted share, for the fiscal year ended February 28, 2007 compared to $.4 million, or $.04 per fully diluted share, for the fiscal year ended February 28, 2006.
Company CEO, Ron Ordway, stated, “With net earnings increasing by a multiple of 4 times, fiscal 2007 was a very successful turn-around year for profits at VDC versus a difficult prior year. Coupled with strong cash flow and substantial debt reduction in fiscal 2007, the Company is projecting additional earnings gains for fiscal 2008.” He further stated, “Management’s goal for fiscal 2008 is to continue the consolidation and possible disposal of any existing operations that have shown both weak performance for this past year and little probability of growth in revenues and profits for the current year. We intend to allocate our resources to those areas of highest potential for growth and profit in an effort to further streamline VDC’s business and operations. With a strong fiscal 2007 having met most Company expectations, fiscal 2008 is projected to continue with the same performance toward higher levels of profitability”.
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized AMLCD and CRT displays as well as complete projection systems utilizing VDC’s Marquee™ and ESCP line of projectors. Video Display Corporation operates eight display design and manufacturing plants with additional sales facilities throughout the United States and Europe. For more information, visit the Company’s web site at www.videodisplay.com.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	February 28,		February 28,
	2007	2006	2007	2006

Net sales	$21,211	$20,428	$81,939	$83,878

Cost of goods sold	13,978	16,511	54,347	59,376

Gross profit	7,233	3,917	27,592	24,502

Operating expenses
Selling and delivery	2,027	1,709	7,880	7,235
General and administrative	3,936	4,220	14,860	15,125

	5,963	5,929	22,740	22,360

Operating profit	1,270	(2,012)	4,852	2,142

Other income (expense)
Interest expense	(436)	(446)	(2,086)	(1,474)
Other, net	3	(4)	17	82

	(433)	(450)	(2,069)	(1,392)

Income before income taxes	837	(2,462)	2,783	750
Income tax expense	(380)	(930)	1,160	305

Net income	$457	$(1,532)	$1,623	$445

Basic earnings per share of common stock	$.05	$(.16)	$.17	$.05

Diluted earnings per share of common stock	$.04	$(.15)	$.16	$.04

Basic weighted average shares outstanding	9,615	9,653	9,648	9,684

Diluted weighted average shares outstanding	9,778	9,897	9,838	9,964

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080